Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into, by and among SunGard Data Systems Inc. (the “Company”), SunGard Capital Corp. and SunGard Capital Corp. II (collectively, “Capital”), for the specific and limited purpose of the provisions set forth in Sections 1.2, 1.10, 3(d) and 5.1, and Russell P. Fradin (“Executive”) as of May 31, 2011 (the “Effective Date”).

WHEREAS, the Company wishes to hire Executive as the Chief Executive Officer of the Company and Executive wishes to accept such position as of the Effective Date.

WHEREAS, Capital are the holding companies of the Company.

WHEREAS, the parties desire to enter into an agreement to provide for Executive’s employment upon the terms and conditions set forth herein.

WHEREAS, Executive has agreed to certain confidentiality, non-competition and non-solicitation covenants contained hereunder, in consideration of the benefits provided to Executive under this Agreement.

WHEREAS, certain capitalized terms shall have the meanings ascribed to them in Section 3 of this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company hereby agrees to employ Executive as the Chief Executive Officer of the Company, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1 Employment Term. Executive shall be employed for an employment term commencing as of the Effective Date and continuing until the fifth anniversary of the Effective Date, unless the Agreement is terminated sooner in accordance with Section 2 below. In addition, effective as of May 31, 2016, and each subsequent May 31 (the “Renewal Date”), the employment term shall automatically renew for periods of one additional year unless the Company gives written notice to Executive at least 30 days before any Renewal Date that the employment term shall not be renewed. The period commencing on the Effective Date and ending on the date on which the term of Executive’s employment under the Agreement shall terminate is hereinafter referred to as the “Employment Term.”

1.2 Title, Duties and Responsibilities. During the Employment Term, Executive shall serve as Chief Executive Officer of the Company and a member of the Board of Directors of the Company (the “Company Board”) and the Board of Directors of Capital (the “Parent Board”). For purposes of this Agreement, the “Board” shall mean (i) collectively, the Company Board and the Parent Board if both boards have the same members or (ii) only the Parent Board if the boards do not have the same members. During the Employment Term Executive shall report directly to the Board. The Company and Capital shall take all steps within their authorities to ensure that Executive is elected and remains a member of the Company Board and the Parent Board, provided, however, if the Company or Capital becomes a publicly traded company, the Company Board and the Parent Board shall only be obligated to cause Executive to be nominated for election to the Company Board and the Parent Board; and provided, further, that the foregoing shall not be required to the extent prohibited by legal or regulatory

THE PORTIONS OF THIS AGREEMENT MARKED AS “***” HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

requirements. Executive shall have the duties, authorities and responsibilities customary for such position and such other duties, authorities and responsibilities as may be reasonably assigned to him by the Board that are not inconsistent with his position.

1.3 Extent of Service. Executive shall carry out the duties and responsibilities under Section 1.2 hereof and, consistent with the other provisions of this Agreement, shall devote substantially all of Executive’s business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from (a) making investments in other businesses or enterprises, or (b) engaging in any other business activity unless, in the sole, good faith judgment of the Board, it is likely to interfere in any material respect with Executive’s ability to discharge Executive’s duties and responsibilities under this Agreement (in which case the Board shall give written notice of such determination to Executive and Executive shall as soon as practicable reduce such activities). In addition, it shall not be a violation of this Agreement for Executive to serve on civic or charitable boards or committees; deliver lectures; fulfill speaking engagements; and to manage personal investments (subject to the immediately preceding sentence); provided that such activities do not interfere in any material respect with the performance of Executive’s responsibilities as an employee in accordance with this Agreement. Any service by Executive on any other for-profit corporate board or committee will require the prior approval of the Board. Notwithstanding the foregoing, Executive may continue to serve on the board of directors of Gartner, Inc. following the Effective Date.

1.4 Principal Place of Employment. The Company shall maintain offices for Executive at the Company’s executive offices in both New York, New York and Wayne, PA. Executive understands and agrees that he will be required to travel from time to time for business purposes.

1.5 Base Salary. During the Employment Term, for all the services rendered by Executive hereunder, the Company shall pay Executive a base salary, at the annual rate of $900,000 payable in installments at such times as the Company customarily pays its other employees. Executive’s Base Salary shall be reviewed annually for appropriate increases (but may not be decreased below its then current level) by the Compensation Committee (the “Compensation Committee”) of the Board pursuant to the Company’s normal performance review policies for senior level executives. For purposes of this Agreement, the term “Base Salary” shall mean the amount of Executive’s base salary established from time to time pursuant to this Section 1.5.

1.6 Retirement, Welfare and Other Benefit Plans and Programs. During the Employment Term, Executive shall be entitled to participate in all employee retirement and welfare benefit plans and programs made available to the Company’s senior level executives as a group, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans. During the Employment Term, Executive shall be provided with executive fringe benefits and perquisites under the same terms as those made available to the Company’s senior level executives as a group, as such programs may be in effect from time to time. During the Employment Term, Executive shall be entitled to sick leave and at least four weeks of annual paid vacation in accordance with the Company’s holiday and other pay for time not worked policies. Nothing in this Agreement or otherwise shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans, programs, policies or perquisites from time to time as the Company deems appropriate.

1.7 Reimbursement of Business Expenses. During the Employment Term, Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company in accordance with the Company’s normal business expense reimbursement practices, subject to changes as may be approved by the Board and on a basis no less favorable than offered to any senior level executive.

1.8 Relocation Expenses. Executive shall be provided relocation benefits consistent with the Company’s relocation policy for reasonable expenses incurred in connection with the relocation of Executive to the New York City or Wayne, PA area. Specifically, the Company will, until the earlier of (a) December 31, 2011, or (b) the date on which Executive obtains permanent housing in either location or an annual lease for housing, reimburse Executive for his temporary housing, in accordance with the Company’s reimbursement policy. If Executive decides to purchase a home in the New York City or Wayne, PA area, the Company will (a) provide financial assistance with such purchase in accordance with the Company’s relocation policy, and (b) cover Executive’s reasonable travel and moving expenses from/to Chicago, Illinois. If Executive decides to sell his current residence in Illinois, the Company will cover closing costs (including commissions) associated with such sale, provided that Executive relocates to either such area during the Employment Term, but not later than March 31, 2012 and the sale takes place by May 31, 2012. The Company shall gross up for tax purposes any income arising from such relocation benefits and payments that are treated as nondeductible taxable income to Executive so that the economic benefit is the same to Executive as if such payment and benefits were provided on a non-taxable basis to Executive.

1.9 Incentive Compensation. During the Employment Term, Executive shall be entitled to participate in all short-term and long-term incentive programs established by the Company for its senior level executives, at such levels as the Compensation Committee determine. Executive’s incentive compensation shall be subject to the terms of the applicable plans and shall be determined based on performance metrics related to Executive’s individual performance and the performance of the Company (which will include, among other things, the annual budget), as determined by the Compensation Committee annually, after consultation with Executive (the “Incentive Bonus”). Executive’s target Incentive Bonus for each fiscal year of the Company during the Employment Term shall be 200% of Base Salary (the “Target Incentive Bonus”), provided, however, that for the 2011 fiscal year, the Incentive Bonus shall be pro-rated based on the number of days Executive was employed with the Company during the 2011 fiscal year. The Incentive Bonus will be paid no later than March 15 of the fiscal year following the end of the fiscal year in which the Incentive Bonus was earned. In addition to the Incentive Bonus, the Company shall pay Executive a make-up cash bonus equal to $1,000,000 within five business days following the Effective Date.

1.10 Equity Grants.

(a) Grant. On the Effective Date, Executive shall receive an award of restricted stock units in accordance with Exhibit A (“RSUs”) attached hereto and made a part hereof. During the Employment Term, as soon as practicable following the recapitalization of Capital’s stock, Executive shall receive (i) a time-based stock option to purchase 600,000 shares, which option shall vest as to 20% of the underlying shares on each of the first five anniversaries of the Effective Date (the “Time-Based Option”), and (ii) a performance-based stock option to purchase 600,000 shares with the vesting terms and performance objectives set forth on Exhibit B (the “Performance-Based Option,” together with the RSUs, the Time-Based Option and the Make-Up RSUs (as defined below), the “Equity Awards”) attached hereto and made a part hereof. The Time-Based Option and the Performance-Based Option (together, the “Options”) will have an exercise price equal to the fair market value of a share of Capital’s stock on the date of grant. Prior to the date that the Capital’s stock is publicly traded and there has been expiration of any lockup or other limitation on Executive’s ability to sell “Freely” (as defined below) in the public market (the “Open Public Market Date”), the Options shall provide for (A) payment of the exercise price through a net exercise procedure whereby a number of shares of Capital’s common stock having a fair market value on the date of exercise equal to the aggregate exercise price of the Options is withheld and (B) payment of any tax withholding with respect to the Options whereby a number of shares of Capital’s common stock having a fair market value on the date of exercise equal to (but rounded down if it would create an excess) the minimum applicable withholding tax rate for federal

(including FICA), state and local tax liabilities is withheld. On and after the Open Public Market Date, the Options shall provide for payment of the exercise price and satisfaction of tax withholding obligations through a broker-assisted cashless exercise in accordance with the procedures permitted by Regulation T of the Federal Reserve Board (“Freely”). Except as otherwise specifically set forth in this Agreement, including the Exhibits hereto, or as necessary to reflect the terms of the common stock following recapitalization, the Options shall be subject to terms that are no less favorable than the terms applicable to the stock options first granted to other senior executives of the Company following the recapitalization. In the event that the fair market value of a Unit (as defined in the RSU agreement on Exhibit A) on the Effective Date is less than the fair market value a share of Capital’s stock on the date of grant, the Company will grant Executive a number of RSUs with an aggregate value equal to the excess of the aggregate fair market value of 1,200,000 share of Capital’s stock on the date of grant over the aggregate fair market value of 1,200,000 Units on the Effective Date (the “Make-Up RSUs”). The vesting of the Make-Up RSUs will track the vesting terms of the Options in the same proportions, as set forth above in this Section 1.10(a) and Exhibit B. All Equity Awards shall be made under the terms and conditions of the Company’s 2005 Management Incentive Plan, as it may be amended from time to time, or any successor plan (“Management Plan”). If the recapitalization of Capital’s stock does not occur (x) by May 31, 2012 or (y) because, prior to that date, Capital determines that it is not able to do so on a tax-free basis, then the Company and Executive agree to negotiate in a good faith to preserve the economic value of the contemplated Equity Awards.

(b) Change of Control.

(i) RSUs. In the event of a Change of Control of the Company during the Employment Term, Executive’s unvested RSUs will fully accelerate and become vested as of the date of the Change of Control. The Executive’s RSUs will also become fully vested, on the date of the Change of Control if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason and such termination (x) occurs within six months prior to such Change of Control and (y) was in contemplation of such Change of Control (the termination and conditions described in clauses (x) and (y), an “In Contemplation Termination”).

(ii) Options. If a Change of Control occurs after the second anniversary of the Effective Date, Executive’s unvested Options and unvested Make-Up RSUs will become fully vested and exercisable (i) on the date of termination of employment if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason and such termination occurs on or within 18 months following the Change of Control or (ii) on the date of the Change of Control if an In Contemplation Termination has occurred. However, if the Change of Control occurs during the Employment Term prior to the second anniversary of the Effective Date, then only 50% of the unvested Options and unvested Make-Up RSUs will vest and become exercisable upon (A) Executive’s termination of employment by the Company without Cause or by Executive for Good Reason if such termination occurs on or within 18 months following the Change of Control or (B) the date of the Change of Control if an In Contemplation Termination occurred, and the balance of the unvested Options and unvested Make-Up RSUs shall be terminated. Notwithstanding the foregoing, if the per share purchase price in the Change of Control plus the per share value of any of the Company’s businesses or subsidiaries previously sold or spun-off following the Effective Date is at least 250% of the per Unit value of Capital’s stock on the Closing (as defined in the Stockholders Agreement, dated as of August 10, 2005, among Capital and certain affiliates, stockholders and other individuals (the “Stockholders Agreement”) 100% of the unvested Options and unvested Make-Up RSUs will vest and become exercisable (I) on the date of termination of employment if Executive’s employment is terminated without Cause or Executive resigns for Good Reason within 18 months after the Change of Control or (II) the date of the Change of Control if an In Contemplation Termination has occurred. For Purposes of the preceding sentence, the per share value of any of the Company’s businesses or subsidiaries previously sold or spun-off following the Effective Date shall be determined on the date of the sale (if sold for cash) or the date of the Change of Control (if sold for consideration other than cash, or in the case of a spin-off, as applicable).

(c) Put and Call Rights. The put and call rights set forth in Section 6 of the Stockholders Agreement shall apply to the Equity Awards.

(d) Registration Rights Agreement. The terms and conditions of the Participation, Registration Rights and Coordination Agreement, dated as of August 10, 2005, among Capital and certain affiliates, stockholders and other individuals (the “Registration Rights Agreement”), shall apply to the Equity Awards.

1.11 Investment Obligation. Provided that Executive has received payment for his Aon Corporation vested RSUs within six months following the Effective Date, Executive shall invest $5,000,000 in common equity of Capital within the 210-day period following the Effective Date at the then current fair market value of Capital common stock. Executive’s investment pursuant to this Section 1.11 shall be subject to the Registration Rights Agreement. For the avoidance of doubt, Executive’s investment pursuant to this Section 1.11 shall not be subject to any call rights set forth in Section 6 of the Stockholders Agreement.

2. Termination. Executive’s employment shall terminate upon the occurrence of any of the following events:

2.1 Termination without Cause or for Good Reason. The Company may terminate Executive’s employment with the Company at any time without Cause or Executive may terminate his employment with the Company for Good Reason (in either case, the Employment Term shall be deemed to have ended) to be effective upon not less than 30 days’ prior written notice pursuant to Section 13 to Executive or the Company, as applicable; provided, however, that, in the event that such notice is given, Executive shall be allowed to seek other employment, to the extent such other employment is consistent with Executive’s obligations under Section 6. For purposes of this Agreement, the Company’s non-renewal of this Agreement in accordance with Section 1.1 shall constitute termination of Executive’s employment by the Company without Cause.

2.2 Benefits Payable upon Termination without Cause or for Good Reason.

(a) In the event of a termination of Executive as described in Section 2.1 that occurs during the Employment Term, if Executive executes and does not revoke a Release and subject to Section 7.3 hereof, Executive shall be entitled to receive the following severance benefits:

(i) The Company shall pay Executive a lump sum cash payment equal to two times the sum of (x) Executive’s annual Base Salary plus (y) the Target Incentive Bonus. This amount shall be paid on the 60th day following the Termination Date.

(ii) The Company shall pay Executive a pro rata Incentive Bonus for the fiscal year in which Executive’s Termination Date occurs, which shall be paid in the fiscal year following the fiscal year in which the Incentive Bonus was earned at the same time annual incentive bonuses are paid to then current eligible employees, but no later than March 15 of such year (the “Pro Rata Bonus”). The amount of the Pro Rata Bonus shall be determined as the Incentive Bonus Executive would have actually earned for that year multiplied by the number of days in which Executive was employed by the Company during the fiscal year in which the Termination Date occurs, divided by 365.

(iii) The Company shall pay Executive any Incentive Bonus earned but not yet paid with respect to any fiscal year ending on or preceding the Termination Date (the “Prior Earned Bonus”). The Prior Earned Bonus shall be paid in the fiscal year following the fiscal year in which the Incentive Bonus was earned on the later of (A) the date that annual incentive bonuses are paid to then current eligible employees or (B) the 60th day following the Termination Date.

(iv) The Company shall pay Executive a lump sum cash payment on the 60th day following the Termination Date equal to the total cost (as calculated as described below) that Executive would incur if Executive continued medical, dental and vision coverage for Executive, and, where applicable, his spouse and dependents, for the 18-month period following the Termination Date. For this purpose, the monthly cost shall be determined as the difference between (x) the 100% applicable monthly premium under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for the cost of medical, dental and vision coverage for Executive and (y) the monthly premium charge that is paid by active Company employees for similar coverage as in effect at Executive’s Termination Date. Such lump sum cash payment shall be increased by a tax equivalency bonus, such that Executive has no out of pocket cost for the payment provided above. Executive may elect COBRA continuation coverage according to the terms of the Company’s applicable benefit plans.

(v) The Company shall pay or reimburse Executive for (a) any accrued but unpaid Base Salary through the Termination Date in accordance with the Company’s payroll practices, (b) any unreimbursed business expenses incurred through the Termination Date in accordance with the Company’s reimbursement policy, (c) accrued but unused vacation time in accordance with Company policy and (d) all other payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (together, the “Accrued Amounts”).

2.3 Retirement or Other Voluntary Termination. Executive may voluntarily terminate employment for any reason, including voluntary retirement, upon 30 days’ prior written notice pursuant to Section 13. In such event, after the effective date of such termination, the Company shall pay Executive the Accrued Amounts. Upon Executive’s voluntary termination of employment as set forth in this Section 2.3, except as otherwise specifically provided herein or in the applicable equity grants, no further payments shall be due under this Agreement.

2.4 Disability. The Company may terminate Executive’s employment due to Disability upon 30 days’ prior written notice pursuant to Section 13 while Executive is Disabled. “Disability” shall mean the failure of Executive to have performed Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) consecutive days. Executive agrees, in the event of a dispute under this Section 2.4 relating to Executive’s Disability, to submit to a physical examination by a licensed physician selected by the Board. If the Company terminates Executive’s employment on account of Disability, Executive shall be entitled to (i) the Accrued Amounts; (ii) the Pro-Rata Bonus; and (iii) the Prior Earned Bonus. Upon the Company’s termination of Executive’s employment on account of Disability, except as otherwise specifically provided herein or in the applicable equity grants, no further payments shall be due under this Agreement.

2.5 Death. If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, (i) the Accrued Amounts; (ii) the Pro-Rata Bonus; and (iii) the Prior Earned Bonus. In the event of Executive’s death while employed by the Company, except as otherwise specifically provided herein or in the applicable equity grants, no further payments shall be due under this Agreement.

2.6 Cause. The Company may terminate Executive’s employment at any time for Cause upon written notice to Executive, in which event, the Company shall pay to Executive any Accrued Amounts, provided that Executive shall not be entitled to receive any unpaid short or long term cash incentive payments or unvested equity. Upon the Company’s termination of Executive’s employment for Cause, except as otherwise specifically provided herein or in the applicable equity grants, no further payments shall be due under this Agreement.

3. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 3:

3.1 “Cause” shall mean any of the following grounds for termination of Executive’s employment, provided that no act or failure to act by Executive shall be deemed to constitute Cause if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in the best interests of the Company:

(a) Executive is convicted of (or pleads guilty or nolo contendre to) a felony;

(b) Executive’s willful refusal to perform his material duties hereunder (other than a failure resulting from Executive’s incapacity due to physical or mental illness), provided, that Executive is given written notice specifying such willful refusal within 90 days of the later of the event or failure giving rise to such willful refusal or the Company’s knowledge thereof and such willful refusal continues for a period of at least 30 days after such written notice;

(c) Executive commits a material act of dishonesty, breach of trust or material act of willful misconduct during the Employment Term, and such material act of dishonesty, breach of trust or material act of willful misconduct causes material financial or reputational harm to the Company;

(d) Executive’s gross negligence or willful misconduct in the performance of his material duties hereunder (other than a failure resulting from Executive’s incapacity due to physical or mental illness); or

(e) Executive’s intentional material breach of any written non-competition, non-disclosure or non-solicitation agreement, or any other material agreement in effect with the Company, including without limitation the provisions of Section 6 of this Agreement or the Company’s written code of business conduct and ethics, including the Global Business Conduct and Compliance Program.

3.2 “Change of Control” shall have the meaning ascribed to it in the Management Plan.

3.3 “Code” shall mean the Internal Revenue Code of 1986, as amended.

3.4 “Good Reason” means, without Executive’s written consent, the existence of any of the following conditions:

(a) Any material diminution in Executive’s Base Salary, Target Incentive Bonus opportunity or a material reduction or material negative change in the type or level of compensation to which Executive is entitled under the Agreement, other than as a result of an across the board reduction or change in compensation for executives of the Company;

(b) Relocation of Executive’s primary work locations outside of the New York City or Wayne, PA areas by more than 50 miles from their current locations, provided that normal business travel occasioned by Executive’s position shall not be deemed a material change in geographic location;

(c) A material diminution in Executive’s title, authority, duties or responsibilities, which shall not be deemed to occur despite sales or other dispositions of businesses of the Company so long as the Company continues to comprise the SunGard Financial Systems business (“Financial Systems”);

(d) Being required to report to any person or governing body other than the Board;

(e) A material breach by the Company or Capital of any provision of this Agreement or any other agreement between Executive and the Company or Capital, including, without limitation, the removal of Executive from the Board by the Company or Capital (other than for Cause), the failure to re-elect Executive to serve on the Board, or the failure to obtain in a writing an assumption of this Agreement by a successor to all or substantially all of the assets of the Company in accordance with Section 14(b); or

(f) Another person serving as the Chief Executive Officer of (i) the Company or Capital; (ii) the parent entity of the company controlled group (within the meaning of Code Section 414(b) and (c)), or (iii) if the Company is a publicly traded company, the public parent entity of such controlled group.

Notwithstanding the foregoing, an event described in this Section 3.4 shall constitute Good Reason only if (A) Executive notifies the Company in writing of the Good Reason event within 90 days following the occurrence of such event; (B) the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; and (C) if such Good Reason event is not cured within the 30-day cure period, Executive terminates employment no later than the 90th day following the initial occurrence of the Good Reason event.

3.5 “Release” means a release substantially in the form attached to this Agreement, which may be subsequently modified only based on recommendations of the Company’s counsel to reflect changes in applicable law after the Effective Date.

3.6 “Termination Date” shall mean the effective date of the termination of Executive’s employment relationship with the Company pursuant to this Agreement.

4. Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 13. The notice of termination shall (a) indicate the specific termination provision in this Agreement relied upon, (b) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment if for Cause, and (c) specify the Termination Date in accordance with the requirements of this Agreement.

5. IRC Section 280G.

5.1 Shareholder Approval, etc. At any time when the Company is a corporation described in Section 280G(b)(5)(A)(ii)(I) of the Code, if a nationally recognized United States public accounting firm selected (and paid for) by the Company and reasonably acceptable to Executive (the “Accountant”) determines that any payment or benefit (including any accelerated vesting of options or other equity awards) made or provided, or to be made or provided, by the Company (or any successor thereto or affiliate thereof) to or for the benefit of Executive, whether pursuant to the terms of this Agreement, any other agreement, plan, program or arrangement of or with the Company (or any successor thereto or affiliate thereof) or otherwise in connection with, or arising out of, a change in ownership or a effective control of the Company or of a substantial portion of assets (any such payment or benefit, a “Parachute

Payment”), will be subject to the excise tax imposed by Section 4999 of the Code or any comparable tax imposed by any replacement or successor provision of United States tax law (the “Excise Tax”), if Executive waives his right to receive all or a portion of the Parachute Payments unless such Parachute Payments are approved by the shareholders pursuant to Treas. Reg. Section 1.280G-1, Q&A-7, the Company shall in good faith seek to obtain approval of payment of such waived Parachute Payments in accordance with the shareholder approval requirements described in Treas. Reg. Section 1.280G-1, Q&A-7.

5.2 Better Off. If, following the date when the Company ceases to be corporation described in Section 280G(b)(5)(A)(ii)(I) of the Code, it is determined by the Accountant that Executive shall become entitled to a Parachute Payment, which Parachute Payment shall be subject to the Excise Tax, then the Company shall cause to be determined, before any amounts of any Parachute Payment is paid to Executive, which of the following two alternative forms of payment would result in Executive, on an after-tax basis, retaining the greater amount of Parachute Payments, notwithstanding that all or entire portion of the Parachute Payments may be subject to the Excise Tax: (a) payment in full of all Parachute Payments or (b) payment of only a part of the Parachute Payments so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of this Section 5.2, the Accountant shall take into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at Executive’s actual marginal tax rate). If a Reduced Payment is made, (i) Executive shall have no rights to any additional payments and/or benefits constituting the Parachute Payments, and (ii) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to Executive as determined in Sections 5.3 and 5.4.

5.3 Reduction. If Section 5.2 is applicable and the Reduced Payment is to be paid, then the Parachute Payments shall be reduced in the following order: (i) any severance payment that is based on a multiple of annual Base Salary and/or Incentive Bonus (or Target Incentive Bonus); (ii) amounts of any medical premiums paid on behalf of Executive; (iii) the acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of the common stock subject to the award, provided that such stock options are not permitted to be valued under Treasury Regulation Section 1.280G-1 Q/A – 24(c); (iv) any equity awards accelerated or otherwise valued at full value, provided that such equity awards are not permitted to be valued under Treasury Regulation Section 1.280G-1 Q/A – 24(c); (v) the acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of the common stock subject to the award and other equity awards, provided that such stock options and other equity awards are permitted to be valued under Treasury Regulation Section 1.280G-1 Q/A – 24(c); and (vi) the acceleration of vesting of all other stock options and equity awards; provided that with each category the reduction shall be done on a basis resulting in the highest amount retained by Executive; and provided, further, that to the extent permitted by Section 409A of the Code and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Section 409A of the Code or losing the benefit of the reduction under Sections 280G and 4999 of the Code, Executive may designate a different order of reduction.

5.4 Method of Determination. One or more determinations (each a “Tax Determination”) as to whether any of the Parachute Payments will be subject to the Excise Tax shall be made by the Accountant (with all costs related thereto paid by the Company). For purposes of determining whether any of the Parachute Payments will be subject to the Excise Tax. (i) all of the Parachute Payments shall be treated as “parachute payments” (within the meaning of Section 280G of the Code) unless and to the extent that in the written advice of the Accountant, certain Payments should not constitute parachute payments, and (ii) all “excess parachute payments” (within the meaning of Section 280G of the Code) shall be treated as subject to the Excise Tax unless and only to the extent that the Accountant advises the Company that such excess parachute payments are not subject to the Excise Tax.

6. Restrictive Covenants.

6.1 Non-Disclosure. At all times during the Employment Term and continuing at all times after Executive’s Termination Date, and except as required by applicable law, in a judicial or administrative proceeding, or in furtherance of his duties during the Employment Term, Executive shall not disclose to anyone outside of SunGard Data Systems Inc. and any of its subsidiaries or affiliates (the “SunGard Group”), or use for the benefit of anyone other than the SunGard Group, any confidential or proprietary information relating to business of the SunGard Group, whether acquired by Executive before, during or, if the information is received from shareholders or employees of the Company, or their respective agents, within two years after termination of employment with the Company. Executive acknowledges that the proprietary and confidential information of the SunGard Group includes, by way of example: (a) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts; (b) prices, renewal dates and other detailed terms of customer and supplier contracts and proposals; (c) pricing policies, information about costs, profits and sales, methods of delivering software and services, marketing and sales strategies, and software and service development strategies; (d) source code, object code, specifications, user manuals, technical manuals and other documentation for software products; (e) screen designs, report designs and other designs, concepts and visual expressions for software products; (f) employment and payroll records; (g) forecasts, budgets, acquisition models and other non public financial information; and (h) expansion plans, business or development plans, management policies, information about possible acquisitions or divestitures, potential new products, markets or market extensions, and other business and acquisition strategies and policies. Proprietary and confidential information shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties about which Executive knew or should have known; (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation about which Executive knew or should have known; (iii) disclosed by Executive to third parties during the Employment Term as he determines to be necessary or appropriate in the course of his duties under this Agreement with such safeguards as he in his good faith judgment determines necessary; or (iv) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the SunGard Group to obtain a protective order or similar treatment. The provisions of this Section 6.1 shall survive any termination or expiration of this Agreement.

6.2 Works and Ideas. Executive shall promptly communicate to the Company, in writing, all marketing strategies, product ideas, software designs and concepts, software enhancement and improvement ideas, works of authorship, developments, discoveries, trade secrets, improvements to trade secrets, other ideas and inventions and any know-how related to any such items (collectively, “Works and Ideas”) pertaining to the Company’s business in any material respect, whether or not patentable or copyrightable, that are made, written, developed or conceived by Executive, alone or with others, at any time (during or after business hours) (a) while Executive is employed by the Company (including at any time prior to the date of this Agreement) or (b) or during the six months after Executive’s termination of employment for any reason. Executive acknowledges that all of those Works and Ideas will be the exclusive property of the Company, and hereby assigns and agrees to assign all of Executive’s right, title and interest in those Works and Ideas to the Company. Works and Ideas shall not include general industry knowledge, ideas of a general nature not specific to the Company and general business experience. Executive shall sign all documents that the Company reasonably requests to confirm its ownership of those Works and Ideas, and shall reasonably cooperate with the Company, at the Company’s expense, to allow the Company to take full advantage of those Works and Ideas. At the end of the Employment Term, to the extent not already disclosed to the Board or other senior executives of the Company, Executive agrees to promptly disclose any Works and Ideas so that the Company may confirm its ownership.

6.3 Non-Competition and Non-Solicitation. During the Employment Term and within 24 months after Executive’s termination of employment with the Company for any reason, whether or not payments are being made under this Agreement, Executive shall not, directly or indirectly, (a) anywhere in the world where the Company renders services to clients, render any material services for any organization, or engage in any business, that competes in any material respect with the Company (a “Competing Business”), or (b) solicit or contact, for the purpose or with the effect of competing or interfering with the Company (i) any customer or acquisition target under contract with the Company at any time during the last 24 months of Executive’s employment with the Company, (ii) any prospective customer or acquisition target that received or requested a proposal, offer or letter of intent from the Company at any time during the last two years of Executive’s employment with the Company, (iii) any affiliate of any such customer or prospect, (iv) any of the individual contacts at customers or acquisition targets established by Executive or others at the Company during the period of Executive’s employment with the Company, or (v) any individual who is an employee or independent contractor of the Company at the time of the solicitation or contact or who was an employee or independent contractor of the Company within three months before such time unless Executive receives prior written permission from the Company. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (A) being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a Competing Business; (B) providing for general advertising or solicitation not specifically targeted at Company-related customers, employees or independent contractors; (C) commencing employment with a subsidiary, division or unit of any entity that engages in a Competing Business so long as Executive and such subsidiary, division or unit do not, directly or indirectly, engage in a Competing Business, as determined by the Board in good faith on a timely basis, after Executive has notified the Company in writing of his commencing, or intention to commence, employment with such subsidiary, division or unit; or (D) serving as a reference, upon request, for any employee or independent contractor of the Company. Notwithstanding the foregoing, if a Change of Control occurs and Executive’s employment is terminated for any reason within one year thereafter, this Section 6.3 shall apply only to a Competing Business in effect immediately prior to such Change of Control.

7. Equitable Relief.

7.1 Executive acknowledges and agrees that the restrictions contained in Section 6 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company or the SunGard Group, as applicable, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company or the SunGard Group, as applicable, should Executive breach any of the provisions of that Section. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement, and (ii) Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.

7.2 Executive further acknowledges and agrees that a breach of any of the restrictions in Section 6 cannot be adequately compensated by monetary damages. Executive agrees that the SunGard Group or the Company, as applicable, shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, which rights shall be cumulative and in addition to any other rights or remedies to which the SunGard Group or the Company may be entitled. In the event that any of the provisions of Section 6 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

7.3 Notwithstanding anything in this Agreement to the contrary, if Executive materially breaches any of Executive’s obligations under Section 6 and, to the extent the violation is curable as determined in good faith by the Board, Executive does not cure such material breach within 10 business days of the receipt of written notice from the Company of such breach (including the alleged details thereof), the Company shall thereafter be obligated only for Accrued Amounts, and all other payments under Section 2 that have not been made will not be made and the Company has the right to recoup amounts already paid under Section 2 in accordance with Section 18 of this Agreement as if they were Recoupment Amounts.

7.4 The parties irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 6, including without limitation, any action commenced by the SunGard Group or the Company, as applicable, for preliminary and permanent injunctive relief and other equitable relief, may be brought in a United States District Court for the Southern District of New York, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in New York City, New York, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which the party may have to the laying of venue of any such suit, action or proceeding in any such court.

8. Dispute Resolution. In the event of any dispute relating to Executive’s employment, the termination thereof, or this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by alternative dispute resolution conducted by JAMS (or, if JAMS is not available, another mutually agreeable alternative dispute resolution organization), in New York City, New York. Any award entered by JAMS (or such other organization) shall be final, binding and nonappealable, and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This Section 8 shall be specifically enforceable. JAMS (or such other organization) shall have no authority to modify any provision of this Agreement. In the event of a dispute, each party shall be responsible for its own expenses (including attorneys’ fees) relating to the conduct of the arbitration, and the parties shall share equally the fees of JAMS, except to the extent Section 24 of this Agreement applies. THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY AS TO ALL CLAIMS HEREUNDER.

9. Non-Exclusivity of Rights; Resignation from Boards.

9.1 Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments described in Section 2.2(a) of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to employees of the Company.

9.2 If Executive’s employment with the Company terminates for any reason, Executive shall immediately resign from all boards of directors of the Company, any Affiliates and any other entities for which Executive serves as a representative of the Company.

10. Indemnification; Liability Insurance. The Company shall indemnify and hold Executive harmless to the fullest extent permitted by the laws of the Company’s state of incorporation in effect at the time against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company. Executive will be entitled to be covered, both during and, while potential liability exists, by any insurance policies the Company may elect to maintain generally for the benefit of officers and directors of the Company against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which Executive may be made a party by reason of being an officer or director of the Company in the same amount and to the same extent as the Company covers its other officers and directors. These obligations shall survive the termination of Executive’s employment with the Company.

11. Survivorship. The respective rights and obligations of the parties under this Agreement (including, without limitation, Sections 2, 5, 6, 7, 8, 10, 14, 15, 17, 18 and 21) shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

12. No Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

13. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

SunGard Data Systems Inc.

680 East Swedesford Road

Wayne, PA 19087

Attention: General Counsel

If to Executive, to:

Russell P. Fradin

At the address shown

on the records of the Company

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

14. Contents of Agreement; Amendment and Assignment.

14.1 This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all documents otherwise relating the subject matter hereof, and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on behalf of the Company by a duly authorized officer of the Company, and by Executive and the other parties to this Agreement.

14.2 All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company may only assign this Agreement to a successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

15. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

16. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

17. Reasonable Cooperation. At the Company’s request, Executive agrees, to the extent permitted by law, to reasonably assist, consult with, and cooperate with the Company and its affiliates and representatives in any litigation, investigation, administrative procedures, or legal proceedings or inquiries that involve the Company or its affiliates or representatives, either now existing or which may hereafter be instituted by or against the Company, its affiliates or representatives (except an action, if any, brought by the Company or its agents against Executive or brought by Executive against the Company or its affiliates) with regard to mattes in which Executive has knowledge as a result of his employment with the Company, including but not limited to, appearing upon the Company’s reasonable request as a witness and/or consultant in connection with any litigation, investigation, administrative procedures, or legal proceedings or inquiries; provided, that the Company agrees, to the extent permitted by applicable law, to reimburse Executive for the reasonable out-of-pocket expenses incurred by Executive in connection with his cooperation pursuant to this Section 17. The Company will use its reasonable business efforts, whenever possible, to provide Executive with reasonable advance notice of its need for assistance and will attempt to coordinate with Executive the time and place at which such assistance is provided to minimize the impact of such assistance on any other material and pre-scheduled business commitment that Executive may have.

18. Clawback; Recoupment. Executive agrees that Executive will be subject to any compensation clawback, recoupment and anti-hedging policies that may be applicable to Executive as an executive of the Company, as in effect from time to time and as approved by the Board or the Compensation Committee, except that no such policy will apply to Executive with respect to (a) the Company’s consolidated financial statements for any quarterly period beginning prior to the Effective Date or (b) other than as provided in Section 7.3 hereof, with regard to restrictive covenants or other limitations on post-employment activities. In the event that there is no such policy and subject to the exception in the immediately preceding sentence, in the event of a restatement of the Company’s consolidated financial statements (beginning with the financial statements for the first full quarterly period ending after the Effective Date), subject to the Board’s good faith determination that recoupment from Executive is appropriate and justified based on the facts, the Board shall have the right to take appropriate action to recoup from Executive any portion of any Incentive Bonus received by Executive

(net of any federal, state, local or other taxes that Executive has paid on such annual bonus if such repayment does not occur in the same taxable year as the original bonus payment; otherwise on a gross basis), with respect to the period for which such financial statements are or will be restated (“Recoupment Amount”). In the event the Company and its Affiliates are entitled to, and seek, recoupment under this Section 18, Executive shall promptly reimburse the Recoupment Amount to which the Company is entitled to recoup hereunder. Any recoupment with regard to any equity shall be set forth in the applicable equity grant documents. The rights contained in this Section 18 shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity.

19. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

20. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

21. Withholding Taxes. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall be responsible for all taxes applicable to amounts payable under this Agreement.

22. Section 409A of the Code.

(a) This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and its corresponding regulations, to the extent applicable, and will be operated in a manner that complies with Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. As used in the Agreement with respect to payment of any amounts that are nonqualified deferred compensation subject to Section 409A of the Code, the term “termination of employment” shall mean Executive’s separation from service with the Company within the meaning of Section 409A of the Code and the regulations promulgated thereunder. In no event may Executive, directly or indirectly, designate the calendar year of a payment. For purposes of Section 409A of the Code, the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments.

(b) Notwithstanding anything in this Agreement to the contrary, if the stock of the Company becomes publicly traded, if Executive is considered a “specified employee” under Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service in order to avoid taxation under Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within five business days after the end of the six-month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death.

(c) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

23. Section 162(m) of the Code. Executive agrees that if the stock of the Company becomes publicly traded, Executive and the Company will reasonably cooperate to attempt to agree to conform the provisions of this Agreement that the Company deems reasonably necessary to allow performance-based compensation to qualify for the “qualified performance-based compensation” exception to section 162(m) of the Code without material loss to Executive.

24. Attorneys’ Fees. The Company shall pay for Executive’s reasonable attorney fees incurred in connection with the review, negotiation and documentation of his employment by the Company, including the review, negotiation and documentation of this Agreement and the attachments hereto, up to a maximum of $62,500. The Company shall pay, to the fullest extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest by Executive of any termination of employment, or obtaining, enforcing or defending rights or benefits under this Agreement or any guarantee of performance hereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), or under the Release; provided that Executive’s position was reasonable and in good faith and Executive substantially prevails on at least one substantive legal claim.

25. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York without giving effect to any conflict of laws provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the Effective Date.

SUNGARD DATA SYSTEMS INC.

Date: 5-13-11	By:		/s/ Robert F. Woods
		Name:	Robert F. Woods
		Title:	Senior Vice President-Finance & Chief Financial Officer

SUNGARD CAPITAL CORP.

Date: 5-13-11	By:		/s/ Robert F. Woods
		Name:	Robert F. Woods
		Title:	Executive Vice President & Chief Financial Officer

SUNGARD CAPITAL CORP. II

Date: 5-13-11	By:		/s/ Robert F. Woods
		Name:	Robert F. Woods
		Title:	Executive Vice President & Chief Financial Officer

Date: 5-13-11	/s/ Russell Fradin
Executive

Execution Version

EXHIBIT A

Name: Russell P. Fradin
Number of Stock Units: 307,000
Date of Grant: May 31, 2011

SUNGARD CAPITAL CORP. AND SUNGARD CAPITAL CORP. II

MANAGEMENT TIME-BASED RESTRICTED STOCK UNIT AGREEMENT

THIS AWARD AND ANY SECURITIES ISSUED UPON THE PAYMENT OF THIS

RESTRICTED STOCK UNIT AWARD ARE SUBJECT TO RESTRICTIONS ON VOTING

AND TRANSFER AND REQUIREMENTS OF SALE AND OTHER PROVISIONS AS SET

FORTH IN THE STOCKHOLDERS AGREEMENT AMONG SUNGARD CAPITAL CORP.,

SUNGARD CAPITAL CORP. II, SUNGARD HOLDING CORP., SOLAR CAPITAL CORP.

AND CERTAIN STOCKHOLDERS OF SUNGARD CAPITAL CORP. AND SUNGARD

CAPITAL CORP. II, DATED AS OF AUGUST 10, 2005 (AS IN EFFECT FROM TIME TO

TIME, THE “STOCKHOLDERS AGREEMENT”).

SUNGARD CAPITAL CORP. AND SUNGARD CAPITAL CORP. II STRONGLY

ENCOURAGE YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL

ADVISORS WITH RESPECT TO YOUR AWARD AND ITS TAX CONSEQUENCES.

This agreement (the “Agreement”) evidences Restricted Stock Units granted by SunGard Capital Corp., a Delaware corporation (the “Company”), and SunGard Capital Corp. II, a Delaware corporation (“Lowerco” and together with the Company, the “Companies”), to the undersigned (the “Grantee”), pursuant to, and subject to the terms of, the SunGard 2005 Management Incentive Plan (as amended from time to time, the “Plan”) which is incorporated herein by reference and of which the Grantee hereby acknowledges receipt.

1. Grant of Restricted Stock Units. The Company and Lowerco (as applicable) grant to the Grantee, as of the above Date of Grant, Restricted Stock Units for the number of Stock Units stated above (the “Stock Units”), on the terms provided herein and in the Plan. The Stock Units represent a conditional right to receive Units (as defined below) consisting of Class A Common shares, Class L Common shares and Lowerco Preferred shares (the “Shares”). The Stock Units evidenced by this Agreement are granted to the Grantee in an Employment capacity as an Employee.

2. Stock Unit Account. The Company shall establish and maintain a Stock Unit account (the “Account”) as a bookkeeping account on its records for the Grantee and shall record in the Account the number of Stock Units awarded to the Grantee. No Shares shall be issued to the Grantee at the time the Award is made, and the Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Companies with respect to any Stock Units recorded in the Account or amounts credited to the Account pursuant to Section 8. The Grantee shall not have any interest in any fund or specific assets of the Companies by reason of this Award or the Account established for the Grantee.

3. Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used in this Agreement shall have the same meaning as in the Plan. The terms “Change of Control” and “Disability” shall have the same meaning as set forth in the Stockholders Agreement and without regard to any subsequent amendment thereof. The term “Good Reason” shall have the same meaning as set forth in the Grantee’s employment agreement with SunGard Data Systems Inc., dated May 31, 2011, as it may be amended from time to time (the “Employment Agreement”). The following terms shall have the following meanings:

(a)	“Adjustment Event” means (i) a cash distribution with respect to Shares paid to all or substantially all holders of Shares, other than cash dividends in respect of Shares declared by the Board as part of a regular dividend payment practice or stated cash dividend policy of the Company following an IPO, or (ii) a substantially pro rata redemption or substantially pro rata repurchase (in each case, as applicable, by the Company, Lowerco or any of their subsidiaries) of all or part of any class of Shares;

(b)	“Date of Termination” means the date that the termination of the Grantee’s Employment with Employer is effective on account of the Grantee’s death, the Grantee’s Disability, termination by Employer for Cause or without Cause, or by the Grantee with or without Good Reason, as the case may be;

(c)	“Employer” means the Company or, as the case may be, its Affiliate with whom the Grantee has entered into an Employment relationship;

(d)	“Restrictive Covenant” means any of the restrictive covenants set forth in the Employment Agreement, or any of Executive’s obligations under a release of claims in favor of the Company, if any; and

(e)	“Unit” means an undivided interest in 1.3 Class A shares, 0.1444 Class L shares and 0.05 Lowerco Preferred shares, determined at the Date of Grant, as it may be adjusted as provided herein.

As used herein with respect to the Stock Units, the term “vest” means that the restrictions on the right to receive payment pursuant to the Stock Units lapse in whole or in specified part.

4. Vesting of Stock Units. The Stock Units shall be subject to forfeiture until the Stock Units vest. The Stock Units shall vest, in accordance with Schedule A, based on the Grantee’s continued Employment; provided, however, that:

(a)	upon a Change of Control or an In Contemplation Termination, the Stock Units shall become fully vested;

(b)	if the Grantee’s Employment terminates prior to a Change of Control as a result of (i) termination of the Grantee by Employer without Cause, (ii) resignation by the

Grantee with or without Good Reason or (iii) the Grantee’s Disability or death, then the Stock Units shall immediately stop vesting, and any unvested Stock Units shall be forfeited as of the Date of Termination; and

(c)	if the Grantee’s Employment terminates as a result of termination by Employer for Cause, then all Stock Units will be immediately forfeited by the Grantee and terminate as of the Date of Termination.

5. Payment of Stock Units. The Grantee’s then vested Stock Units shall be paid in Shares upon the first to occur of (i) a Change of Control that meets the requirements of a “change in control event” under Section 409A of the Code or (ii) the date that is three years after the Date of Grant. If a Change of Control occurs before the Stock Units are fully vested, any Stock Units that subsequently vest shall be paid upon the first to occur of (i) a Change of Control that meets the requirements of a “change in control event” under Section 409A of the Code if an In Contemplation Termination has occurred or (iii) the date that is three years after the Date of Grant. Notwithstanding the foregoing, a distribution of Shares under this Agreement upon separation from service shall only be made upon the Grantee’s “separation from service” within the meaning of Section 409A of the Code, and all distributions shall be made at a time and in a manner consistent with Section 409A. When the vested Stock Units become payable, the Companies will issue to the Grantee Shares representing the Units underlying the vested Stock Units, subject to satisfaction of the Grantee’s tax withholding obligations as described below, within 30 business days after the payment event.

6. Certain Calls and Puts. The Stock Units granted hereunder and the related Shares are subject to the call and put rights contained in Section 6 of the Stockholders Agreement, except that such put rights shall be granted only if and to the extent permitted by the Code (including Section 409A thereof); provided, however, that the call rights contained in Section 6 of the Stockholders Agreement shall not apply in the event of a termination resulting from Disability or death.

7. Share Restrictions, etc. Except as expressly provided herein, the Grantee’s rights hereunder and with respect to Shares received upon payment in accordance with Section 5 herein are subject to the restrictions and other provisions contained in the Stockholders Agreement.

8. Distributions, Redemptions, etc.

(a)	Upon the occurrence of an Adjustment Event, there shall be credited to the Account an amount equal to the product of (i) the per-Share amount paid with respect to Shares underlying the Stock Unit in connection with the Adjustment Event, multiplied by (ii) the number of Shares of the class of stock affected by the Adjustment Event that are included in each Unit immediately prior to the Adjustment Event, multiplied by (iii) the number of Units underlying the Grantee’s Stock Units pursuant to this Award.

(b)	If any other cash dividend or distribution is paid with respect to Shares underlying the Stock Units, there shall be credited to the Account an amount equal to the product of (i) the per-Share amount paid with respect to Shares underlying the Stock Units, multiplied by (ii) the number of Shares of the applicable class of stock that are included in each Unit, multiplied by (iii) the number of Units underlying the Grantee’s Stock Units pursuant to this Award.

(c)	The amount credited to the Account pursuant to this Section 8 with respect to Stock Units is referred to as the “Bonus Value.” The Bonus Value shall vest on the same terms as the Stock Units to which it relates, as set forth in this Agreement, and the vested Bonus Value shall be paid to the Grantee at the same time as the vested Stock Units are paid pursuant to Section 5 herein, consistent with Section 409A of the Code.

(d)	In the case of a redemption or repurchase of Shares, the number of Shares of the class of stock redeemed or repurchased that are subject to outstanding Stock Units will be automatically reduced by an amount proportionate to the percentage reduction in outstanding Shares of the affected class resulting from the redemption or repurchase. The Grantee shall be entitled to receive any information reasonably requested regarding the composition of a Unit, as adjusted in accordance with this Section 8.

9. Forfeiture. Upon delivery of Shares pursuant to the Stock Units, the Grantee shall certify on a form acceptable to the Committee that the Grantee is in compliance with the Restrictive Covenants and the Employment Agreement. If the Grantee materially breaches any of the Restrictive Covenants or any of the Grantee’s other obligations under the Employment Agreement prior to the delivery of Shares pursuant to the Stock Units, the Committee may cancel any unpaid Stock Units, provided that, to the extent the violation is curable as determined in good faith by the Board, Grantee does not cure such material breach within 10 business days of the receipt of written notice from the Company of such breach (including the alleged details thereof). The Company shall also have the following (and only the following) additional remedies:

(a)	During the six months after any delivery of Shares pursuant to the Stock Units, such delivery may be rescinded at the Company’s option if the Grantee fails to comply in any material respect with the terms of the Restrictive Covenants or of the Employment Agreement except that if the failure is curable, as determined in good faith by the Board, only if the Grantee fails to cure such material breach in accordance with the procedure set forth above. The Company shall notify the Grantee in writing of any such rescission within six months and 15 days after such delivery. Within ten days after receiving such a notice from the Company, the Grantee shall remit or deliver to the Company (i) the amount of any gain realized upon the sale of any Shares, (ii) any consideration received upon the exchange of any Shares (or to the extent that such consideration was not received in the form of cash, the cash equivalent thereof valued at the time of the exchange), and (iii) the number of Shares received in connection with the rescinded delivery.

(b)	The Company shall have the right to offset, against any Shares and any cash amounts due to the Grantee under or by reason of the Grantee’s holding the Stock Units, any amounts to which the Company is entitled as a result of the Grantee’s material breach of the terms of the Restrictive Covenants or of the Employment Agreement and failure to cure such material breach as provided above; provided, however, that no offset shall accelerate or defer the distribution date of amounts payable under this Agreement in violation of Section 409A of the Code, and any offset in violation of Section 409A shall be null and void. Accordingly, the Grantee acknowledges that (i) the Company may withhold delivery of Shares, (ii) the Company may place the proceeds of any sale or other disposition of Shares in an escrow account of the Company’s choosing pending resolution of any dispute with the Company, and (iii) the Company has no liability for any attendant market risk caused by any such withholding, or escrow, subject, however, to compliance with the requirements of Section 409A of the Code.

The Grantee acknowledges and agrees that the calculation of damages from a breach of any of the Restrictive Covenants or of any other agreement with the Company or any of its Affiliates or of any duty to the Company or any of its Affiliates would be difficult to calculate accurately and that the right to offset or other remedy provided for herein is reasonable and not a penalty. The Grantee further agrees not to challenge the reasonableness of such provisions even where the Company rescinds, delays, withholds or escrows Shares or proceeds or uses those Shares or proceeds as a setoff.

10. Legends, etc. Shares issued upon the lapse of any restrictions on the Stock Units shall bear such legends as may be required or provided for under the terms of the Stockholders Agreement.

11. Transfer of Stock Units. The Stock Units may only be transferred by the laws of descent and distribution, or to a legal representative in the event of the Grantee’s incapacity.

12. Withholding. The payment of the Shares and other amounts in accordance with this Agreement will give rise to “wages” or other compensation income subject to withholding. The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder, including the right to be issued Shares in accordance with Section 5 herein and cash paid in accordance with Section 8 hereof, are subject to the Grantee promptly paying to the Companies in cash or by Share withholding as described below (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld. The Grantee also authorizes the Companies and their subsidiaries to withhold such amount from any amounts otherwise owed to the Grantee. Unless the Grantee elects otherwise in a time and manner specified by the Company, any tax withholding obligation with respect to the payment of Shares shall be satisfied by having Shares withheld up equal to (but rounded down if it would create an excess) the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. Notwithstanding the foregoing sentence, such withholding of Shares to pay the Grantee’s tax withholding obligations as described in the foregoing sentence shall be automatic (and not elective) at any time following the Open Public Market Date (as defined in the Employment Agreement).

13. Grant Subject to Plan Provisions. This Award is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The Award and payment of the Stock Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Administrator in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the shares issued under the Plan, (ii) changes in capitalization and (iii) other requirements of applicable law. The Administrator shall have the authority to interpret and construe the Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. This Award is subject to the dispute resolution provisions of Sections 7 and 8 of the Employment Agreement.

14. Effect on Employment. Neither the grant of the Stock Units, nor the issuance of Shares or other payments in accordance with this Agreement, shall give the Grantee any right to be retained in the employ of the Company, Lowerco or any of their Affiliates, affect the right of the Company, Lowerco or any of their Affiliates to discharge or discipline the Grantee at any time, or affect any right of the Grantee to terminate his or her Employment at any time.

15. Delay in Payments for Specified Employees. Notwithstanding anything in this Agreement to the contrary, if the Grantee is a “specified employee” of a publicly traded corporation under Section 409A of the Code at the time of separation from service and if payment of any amount under this Agreement is required to be delayed for a period of six months after the separation from service pursuant to Section 409A of the Code, payment of such amount shall be delayed as required by Section 409A of the Code, and the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period. If the Grantee dies during the postponement period prior to the payment of postponed amount, the accumulated postponed amount shall be paid to the personal representative of the Grantee’s estate within 60 days after the date of the Grantee’s death.

16. Section 409A. It is intended that the Stock Units awarded hereunder shall comply with the requirements of Section 409A of the Code (and any regulations and guidelines issued thereunder), and this Agreement shall be interpreted on a basis consistent with such intent. Payments shall only be made on an event and in a manner permitted by Section 409A of the Code. Each payment under this Agreement is considered a separate payment for purposes of Section 409A of the Code. As provided under Section 409A, if calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Grantee, the payment will be treated as made upon the date specified hereunder if the payment is made during the first calendar year in which calculation of the amount of the payment is administratively practicable. This Agreement may be amended without the consent of the Grantee in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

17. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

18. Amendment. In addition to the authority to make adjustments pursuant to Section 7(b) of the Plan, the Administrator may modify the terms of the Award as the Administrator deems appropriate, in good faith, to take account of a change in circumstances occasioned by a stock dividend or other similar distribution (whether in the form of stock, other securities or other property), stock split or combination of shares (including a reverse stock split), recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, merger, exchange of stock, redemption or repurchase of all or part of the shares of any class of stock or any change in the capital structure of the Company or an Affiliate or other transaction or event.

[SIGNATURE PAGE FOLLOWS]

By acceptance of the Stock Units, the undersigned agrees hereby to become a party to, and be bound by the terms of, the Stockholders Agreement as a “Manager” as defined therein.

Executed as of the Date of Grant.

SunGard Capital Corp. and	SUNGARD CAPITAL CORP.
SunGard Capital Corp. II	SUNGARD CAPITAL CORP. II

By:

Grantee

I ACKNOWLEDGE THAT I HAVE RECEIVED A COPY OF THIS AGREEMENT AND CERTAIN RELATED INFORMATION, AND THAT I HAVE READ AND UNDERSTOOD THESE DOCUMENTS. I ACCEPT AND AGREE TO ALL OF THE PROVISIONS OF THIS AGREEMENT.

Russell P. Fradin

Schedule A

Vesting Schedule

33 1/3% of the Stock Units shall vest on each of the first three anniversaries of the Date of Grant.

EXHIBIT B

PERFORMANCE-BASED OPTIONS

•	600,000 options will vest on a performance basis as to 20% on each of the first five anniversaries of the Effective Date.

•	The performance triggers will be based on minimum and maximum thresholds for the Company.

•	There will be a look-back mechanism where out-performance in any year can be carried back to vest previously forfeited options based on the achievement of cumulative EBITA.

•

The minimum and maximum thresholds will be based on *** and ***, respectively, compounded annual EBITA growth from 2010A – 2015E. The thresholds are subject to adjustment for any acquisitions per the Company’s methodology.

•	At the minimum threshold, Executive will vest 80,000 options in any given year.

•	At the maximum threshold, Executive will vest 120,000 options in any given year.

•	For performance above the minimum threshold and below the maximum threshold, Executive will vest on a linear basis between the 80,000 and 120,000 options.

•	The performance thresholds will require establishing a baseline EBITA for the Company.

•	The first performance vesting period will cover the period from the Effective Date through the year ending December 31, 2011.

•	While the performance triggers are based on calendar year performance, Executive must remain with the Company through the anniversary of his Effective Date in order to vest in the prior calendar year.

•	For example, if Executive starts in May 2011, he must remain with the Company through May 2012 in order to vest into his 2011 performance-based options.

•	The maximum and minimum thresholds assume that the Company *** includes ***. If *** no longer part of the Company, the growth hurdles for the minimum and maximum vesting thresholds will change to:

•	Excluding ***: minimum and maximum threshold based on *** and ***, respectively, compounded annual EBITA growth from 2010A – 2015E

•	Excluding ***: minimum and maximum threshold based on *** and ***, respectively, compounded annual EBITA growth from 2010A – 2015E

•	Excluding ***: minimum and maximum threshold based on *** and ***, respectively, compounded annual EBITA growth from 2010A – 2015E

EXHIBIT C

EXECUTIVE RELEASE TO BE PROVIDED TO THE COMPANY

Separation of Employment Agreement and General Release

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this          day of                 ,             , by and between Russell P. Fradin (“Executive”) and SunGard Data Systems Inc.                          (the “Company”).

WHEREAS, Executive is employed by the Company as                     ;

WHEREAS, Executive and the Company entered into an Employment Agreement, dated                 , 2011, (the “Employment Agreement”) which provides for certain benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Employment Agreement;

WHEREAS, Executive’s employment with the Company will terminate effective                          (the “Termination Date”); and

WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1. Executive, for and in consideration of the commitments of the Company as set forth in paragraph 6 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its stockholders, affiliates, subsidiaries and parents, and in such capacities, their respective officers, directors, investors, employees, and agents, and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of time to the date of this Agreement, to the extent arising from or relating in any way to Executive’s employment relationship with the Company, the terms and conditions of that employment relationship, or the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, as amended, any applicable state fair employment practice laws, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs; provided, however, the foregoing shall in no event apply to (i) enforcement by Executive of Executive’s rights under this Agreement or the Employment Agreement, (ii) Executive’s rights as a stockholder in the Company or any of its affiliates, (iii) Executive’s rights to indemnifications and liability insurance under the Employment Agreement or any separate contract or insurance policy, (iv) Executive’s right to seek unemployment insurance benefits, (v) Executive’s right to seek workers’ compensation benefits, (vi) Executive’s rights under any outstanding equity awards granted to Executive during his employment with the Company, (v) Executive’s rights to any accrued, vested benefits under any Company employee benefit or pension plan or (vi) any claims that, as a matter of applicable law, are not waivable. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

2. Executive specifically releases the Releasees from any claims that Executive might have under the ADEA and any rights under the OWBPA; provided however, Executive is not waiving or releasing any rights Executive may have to challenge the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the EEOC or a comparable state or local agency. Notwithstanding the foregoing, Executive agrees to waive his right to recovery monetary damages in any charge, complaint or lawsuit filed by Executive or by anyone else on his behalf.

3. In consideration of Executive’s agreement to comply with the covenants described in Section 5 of the Employment Agreement, the Company agrees as set forth in paragraph 6 herein.

4. Executive further agrees and recognizes that Executive has permanently and irrevocably severed Executive’s employment relationship with the Company, that Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that neither the Company nor any affiliate has any obligation to employ Executive in the future.

5. Executive covenants and agrees that he will not, nor induce others to, disparage the Company, and SunGard Capital Corp. and SunGard Capital Corp. II (collectively, “Capital”), their respective past and present officers, directors, employees or products and none of the Company or Capital, formally, nor the Company’s and Capital’s board of directors and their respective senior executive officers will induce others to, disparage Executive. Nothing herein shall prohibit Executive or any of the aforesaid persons or entities (the “Involved Group”) from (a) disclosing that Executive is no longer employed by the Company, (b) responding truthfully to any governmental investigation, legal process or inquiry related thereto, (c) making traditional competitive statements in the course of promoting a competing business, so long as any statements described in this clause (c) do not intentionally disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the other and, for Executive, are not based on confidential information obtained during the course of Executive’s employment with the Company or (d) good faith rebuttal of the Involved Group members untrue or misleading statement. For purposes of this Agreement, the term “disparage” means any statements, whether orally, in writing or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication), that intentionally disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the other party.

6. In consideration for Executive’s agreement as set forth herein, the Company agrees to pay and provide Executive with the severance benefits described in Section 2.2 of Executive’s Employment Agreement. Executive agrees that he is not entitled to any severance payments beyond that expressly provided in the Employment Agreement or excepted herein.

7. Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement. Executive acknowledges that if Executive had not executed this Agreement containing a release of all claims against the Company and the Releasees, Executive would only have been entitled to the payments provided in the Company’s standard severance pay plan for employees.

8. Executive acknowledges and agrees that the Company previously has satisfied any and all obligations owed to Executive under any employment agreement or offer letter Executive has with the Company or a Releasee and, further, that this Agreement supersedes any and all prior agreements or understandings, whether written or oral, between the parties, excluding only Executive’s post-termination obligations under Executive’s Employment Agreement, any obligations relating to the securities of the Company or any of its affiliates and the Company’s obligations under Sections 2.2, 10, 17 and 24 of the Employment Agreement, all of which shall remain in full force and effect to the extent not inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to him in connection with the termination of Executive’s Employment Agreement or the terms of this Agreement.

9. Executive represents that Executive is not aware that he has in possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company or its predecessors, parents, subsidiaries or affiliates or obtained as a result of Executive’s employment with the Company or its predecessors, parents, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company or its predecessors, parents, subsidiaries or affiliates, provided, that, if Executive has not returned all property of the Company because Executive, in good faith, was not aware of Executive’s possession thereof, then Executive shall return such property to the Company promptly upon discovery that Executive has such property. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops and computers. As of the Termination Date, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers. Notwithstanding anything herein or in Section 6 of the Employment Agreement, Executive may keep, and utilize, his address book so long it only contains contact information.

10. Executive expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. Executive acknowledges the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor.

11. Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization or (iv) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA.

12. The parties agree and acknowledge that the agreements by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

13. Executive agrees and recognizes that should Executive materially breach any of the obligations or covenants set forth in this Agreement or in Section 6 of the Employment Agreement, the Company will have no further obligation to provide Executive with the severance benefits set forth herein, and will have the right to seek repayment of all severance paid or provided up to the time of any such breach, to the extent provided in Section 7.3 of the Employment Agreement. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and money damages, attorney’s fees and costs.

14. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of New York without giving effect to any conflict of laws provisions.

15. Executive certifies and acknowledges as follows:

(a) That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each of the Releasees from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship;

(b) That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to him and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

(c) That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d) That Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(e) That the Company has provided Executive with a period of [twenty-one (21)] or [forty-five (45)] days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Separation of Employment Agreement and General Release is satisfactory to Executive; and

[Note: The applicable time period will depend on whether the termination is part of a reduction in force (45 days) or not (21 days). In addition, if the termination is in connection with a reduction in force, certain disclosures will need to be made to Executive to comply with the requirements of the ADEA if Executive is at least age 40.]

(f) Executive acknowledges that this Agreement may be revoked by Executive within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

[Signature Page Follows]

Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this          day of                         ,         .

Witness:
Russell P. Fradin

SUNGARD DATA SYSTEMS INC.

By:	Witness:
Name:
Title: